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                                                                   EXHIBIT 10.16



April 10, 1998



Dr. Charles de Taisne
Pasteur Merieux Connaught
1541 Avenue Marcel Merieux
Marcy-L'Etoile, France  69280

Re: Letter of Intent for Supply and Development Agreement

Dear Charles:

Based upon our discussions over the past month, and the information we have exchanged, we are entering into this Letter of Intent for an agreement under which VaxGen, Inc. ("VaxGen") will supply its HIV vaccines (the "VaxGen Bivalent Vaccines") to Pasteur Merieux Serums et Vaccins ("PMC") for development, clinical testing and commercial distribution of HIV vaccines (the "PMC Combination Vaccines").

This Letter of Intent contemplates that the parties will negotiate the definitive license, research and supply agreements (the "Agreements") and complete such further due diligence as may be needed by not later than July 15, 1998. It is the intent of the parties that the parties will meet to begin preparation of the Agreements by May 20, 1998.

This Letter of Intent is being entered into to confirm our understanding of the principal terms and conditions of the transaction and our mutual willingness to proceed in mutual good faith to work toward the definitive Agreements consistent with these terms.


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The following is a summary of the assumptions we both agree we share as we go forward:

                                   ASSUMPTIONS
                                   -----------

A. PMC is developing and clinically testing an HIV vaccine (the "PMC Vaccine"). The PMC Vaccine contains a prime (first immunization) inoculum of recombinant vector, e.g. canary pox/HIV, and a boost (second or later immunization) containing recombinant monovalent HIV gp120. In addition, PMC is also developing other vectors and booster immunogens.

B. VaxGen is developing and clinically testing the VaxGen Bivalent Vaccines. These vaccines contain a mixture of two recombinant HIV gp120s (Bivalent gp120). The vaccine tested in the United States contains gp120 derived from two viruses of the B clade (MN and GNE8); vaccine tested in Thailand contains gp120 derived from one virus of the B clade and one of the E clade (MN and A244). It is contemplated that VaxGen vaccines may include additional gp120 molecules in the future.

C. PMC currently collaborates with Chiron Corporation on the PMC Vaccine. Chiron supplies monovalent gp120 that PMC is testing as the boost. Entering into the relationship contemplated by this Letter of Intent will not in any way breach PMC agreements with Chiron.


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D. PMC desires to enter into commercial license and supply agreements with
VaxGen for Bivalent gp120. Bivalent gp120 will replace the current monovalent gp120 that PMC obtains from Chiron.

E. VaxGen is willing to enter into such commercial license and supply agreements with PMC, for VaxGen to supply the VaxGen Bivalent Vaccines to PMC for PMC's use in creating new PMC Combination Vaccines. VaxGen is willing to supply PMC with both its Bivalent B/B and B/E Vaccines.

F. The parties contemplate ongoing collaborative research and development activities in the area of HIV vaccines.

G. VaxGen and PMC both plan to develop separately and market separately their respective vaccines and acknowledge that they may become competitors in the future.

                              TERMS AND CONDITIONS
                              --------------------

In light of the assumptions Listed above the Agreements will contain the following terms and conditions:

        1. Each party will be permitted to proceed independently in all aspects of the development, clinical testing, regulatory submissions, manufacturing and marketing of their vaccines: PMC for the PMC


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Dr. Charles de Taisne
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Combination Vaccines and VaxGen for the VaxGen Bivalent Vaccines. Each party shall bear all of the costs and perform all of the planning and efforts to bring to market their respective vaccines.

        2. VaxGen will supply PMC with Bivalent gp120s for the development and clinical testing of the PMC Combination Vaccines. Upon regulatory approval of the PMC Combination Vaccines, VaxGen will supply manufactured Bivalent gp120s for sale as a boost component for these vaccines.

        3. PMC understands that VaxGen's gp120s will be provided in experimental form for use by PMC to solely develop PMC Combination Vaccines. PMC acknowledges that it has an independent, and potentially competitive, research program on-going with Transgene on the use of HIV envelope proteins as potential vaccine boosts. To protect the confidentiality of both parties, PMC shall have the option to accept or decline use of VaxGen's gp120s. PMC will not use the VaxGen gp120s for comparative tests with other envelope proteins in the same clinical trial (using a common group of randomized subjects), with envelope proteins of third parties, including Transgene. Notwithstanding the above, PMC and VaxGen acknowledge their intent to conduct certain research studies on a collaborative basis in the future, each such program to be described in writing between the parties, and to be subject to the Agreements.


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        4. It is the intent of the parties that VaxGen will supply PMC with 100%
of the Bivalent gp120s that PMC requires for development, clinical testing, and commercial marketing of the PMC Combination Vaccines. VaxGen will provide PMC with all required doses of Bivalent gp120s during the term of the Agreements.
PMC will notify VaxGen of its needs for clinical testing of Bivalent gp120s at least six months before the starting date of its clinical trials. PMC will notify VaxGen of its needs for Bivalent gp120s for the commercial sale of the PMC Combination Vaccines at least 18 months before the commencement of commercial sale and thereafter the amounts VaxGen is required to supply for commercial sale under the Agreements will be based on 18 months' notice of the amounts required, updated on a rolling basis bimonthly. These notice periods shall be subject to adjustment based upon agreement among VaxGen, PMC and Genentech which may be reached after this Letter of Intent has been concluded.

        5. The cost of Bivalent gp120s to PMC for any purpose shall be equivalent to the Fully Burdened Cost ("FBC") of Bivalent gp120s to VaxGen plus ten percent (10%) of FBC. FBC is defined as the fully burdened cost of the Bivalent gp120s from VaxGen's supplier, Genentech.

        6. PMC agrees that should it decide to use HIV envelope proteins, other than those provided by VaxGen in its PMC Combination vaccines, VaxGen shall have the exclusive right to manufacture any such


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HIV envelope proteins. This right shall be subject to VaxGen providing PMC with such envelope proteins at competitive pricing within the agreed time frames and complying with GMP conditions. In the event VaxGen cannot meet such requirements, PMC shall have the right to use other manufacturers as a second source for such envelope proteins. Should VaxGen develop different or additional gp120 proteins, PMC shall have the first right of refusal to acquire such proteins from VaxGen. Notwithstanding the foregoing, in the event that PMC discovers a radically different form of envelope proteins (in a molecular form that has substantially new properties, such as natural loss of glycosylation sites or disulfide bonding, but not simple changes in amino acid structure due to independent strain isolation), PMC shall have the right to manufacture such molecule itself, but in the event that PMC out-sources manufacturing of such gp120, it shall provide a first right of refusal to manufacture such gp120 molecule to VaxGen. The parties contemplate the co-development of combination vaccines for worldwide use.

        7. VaxGen will grant PMC a Worldwide license to sell Bivalent gp120s as components of the PMC Combination Vaccines. The license to PMC will be limited to the sale of Bivalent gp120s as components of PMC Combination Vaccines or to such products as are mutually agreed, in writing, by VaxGen and PMC. The license will not permit the sale by PMC of


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Bivalent gp120s as individual products. The parties will work to distinguish products sold by VaxGen from those supplied by VaxGen to PMC.

        8. As consideration for the worldwide license PMC will pay VaxGen a royalty of seventeen percent (17%) of gross margin for the PMC Combination Vaccines (including VaxGen gp120) that are sold in the United States, Canada, Europe, Japan, and Australia, provided that the VaxGen gp120 has been registered with the FDA. In the event the VaxGen gp120 is not approved by the FDA, the royalty rate shall be eleven percent (11%) of gross margin. For purposes of this Letter of Intent, gross margin shall mean revenue received by PMC from the sale of PMC Combination Vaccines minus returns, applicable taxes and costs of goods sold related to both the PMC vector and the VaxGen gp120. The Agreements will define gross margin in such greater detail as may be appropriate and in accordance with applicable accounting principles. While this does not preclude either a 17% or 11% royalty rate (as contemplated above) in other countries or regions of the world, it is understood that a lower royalty rate will be required in certain other areas of the world (not specified herein) and that the parties will negotiate, in good faith, an appropriate royalty rate in such countries to assure a reasonable sharing of profit between PMC and VaxGen. It is further understood that market dynamics, including any third party royalty obligations which may arise, may lead to changes in selling price and profit


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margins as the Combination Vaccines gain worldwide use. The parties will in such cases negotiate, in good faith, a reasonable sharing of profits between PMC and VaxGen.

        9. VaxGen and PMC may enter into a research and development program as described in Exhibit B. VaxGen and PMC may, but are not obligated to, enter into other joint research and development programs, each such program will be covered by separate written agreement.

        10. The parties have entered into a confidentiality agreement in the form of the agreement attached as Exhibit A. The Agreements will contain similar confidentiality provisions. Breach of the confidentiality provisions shall be grounds for termination of the Agreements, but the parties shall have the other remedies set forth in Exhibit A for enforcement of the confidentiality provisions.

        11. In addition to the standard default and termination provisions contained in a commercial agreement, the following matters shall constitute a default under the Agreements entitling the injured party to terminate the Agreements as well as to seek damages:

               (a) Commercial disparagement of the other party or its products:

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               (b)    A party attempting to link in time or performance the
                      development, clinical testing, regulatory submission and marketing of one party's vaccine with the other party's vaccine;

               (c) A party intentionally or otherwise delaying the development, clinical testing, regulatory submission of the other party's vaccine. If VaxGen, at any time prior to full enrollment of its Phase III clinical trials, determines that PMC is attempting to delay VaxGen's Phase III trials, VaxGen may immediately terminate the Agreements.

               (d) The definitive Agreements will include customary covenants, conditions, representations, warranties and indemnities.

                          PROCEDURES AND OTHER MATTERS
                          ----------------------------

Upon execution of this Letter of Intent the parties will provide each other with copies of or access to the following Information:

               (a) VaxGen will provide PMC a written summary of: (i) the performance characteristics of its MNrgp120 compared to the SF-2gp120 of Chiron; (ii) pre-clinical
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                      data on its current Bivalent gp120s; (iii) analysis of
                      VaxGen's view of patents related to HIV vaccines; and (iv) preliminary information with respect to manufacturing of the Bivalent gp120s.

               (b) VaxGen will provide PMC with the opportunity to review a written summary of the results of and excerpts from the transcript of proceedings of a June 6, 1997 meeting among representatives of VaxGen, members of the FDA, and members of the FDA's Vaccine Advisory Committee.

               (c) PMC will prepare and provide VaxGen with (i) a written summary of clinical safety information concerning the canary pox virus vector and the canary pox virus vector with recombinant HIV genes; (ii) draft letters notifying NIAID (to the attention of Tony Fauci) and to the FDA (attention: Karen Goldenthal), notifying those agencies of the state of our discussions.

               (d) VaxGen will prepare and provide PMC with a draft letter notifying AVEG (to the attention of Dr. Belshe)

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                      of the PMC/VaxGen collaboration and issues related to
                      providing bivalent gp120 and reagents to AVEG investigators.

By April 10, 1998, PMC will execute this Letter of Intent (which will be transmitted by facsimile) to VaxGen. Upon execution of this Letter of Intent and not later than April 13, 1998, PMC will send the notice letters to NIAID and FDA and VaxGen will send the notice letter to AVEG. It is understood by both parties that additional items (e.g. information concerning existing agreements between VaxGen and Genentech) will be required for due diligence prior to completion of the Agreements. The parties will thereafter use their good faith, reasonable efforts to complete the definitive Agreements and have them executed by their authorized representatives within a reasonable period after April 10, 1998 but in any event no later than July 15, 1998.

                         MATTERS OF IMMEDIATE AGREEMENT
                         ------------------------------

The parties agree that the following matters are matters of immediate agreement between the parties upon execution of this Letter of Intent:

               (e) Exclusivity. Each party agrees that it will negotiate exclusively concerning the matters described herein with the other party from the date of this letter through

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                      the execution of the Agreements or the termination of this
                      Letter of Intent.

               (f) Confidentiality. The parties have entered into a confidentiality agreement which is attached hereto as Exhibit A.

               (g) Expenses. Each party will be solely responsible for paying their own fees and expenses for legal counsel, advisors and others in connection with this Letter of Intent and the transactions contemplated hereunder.

               (h) Ultimate Termination. If the definitive Agreements have not been executed by the parties by July 15, 1998, this Letter of Intent will terminate automatically, unless it is extended by written agreement signed by duly appointed representatives of both parties.

               (i) Phase III Clinical Trials. Both parties acknowledge that their candidate vaccines as herein described will enter Phase III clinical trials at different times. VaxGen represents that it will begin its Phase III trial in Q3 1998. PMC represents that it will not begin its Phase III trial prior to Q4 1999, unless otherwise

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                      directed by a government agency with authority to direct
                      otherwise.

If your understanding is consistent with ours, please sign on the space provided below and return this letter to me. We look forward to working with you to complete this transaction.

Sincerely:

VAXGEN, INC.,



By /s/ ROBERT C. NOWINSKI
   -------------------------------------
   Robert C. Nowinski, Ph.D.
   Chairman

AGREED:

PASTEUR MERIEUX CONNAUGHT



By /s/ (Signature illegible)
   -------------------------------------
    Its Senior Vice President Research and Development



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                                    EXHIBIT B

                               DEVELOPMENT PROGRAM

1. The first clinical study between the parties shall be directed towards the selection of a PMC vector, using Bivalent gp120 as boost. Upon priming of a patient population with PMC vectors, VaxGen will then provide GMP-grade bivalent gp120 for boosts of placebo and test groups.

2. Efforts to prepare homologous antigens for the PMC Combination Vaccine. This includes plans to match envelope proteins from homologous viruses in both canary pox/HIV vectors and gp120 boosts.

3. Efforts to develop vaccines for clade C viruses. PMC would market a Combination Vaccine, while VaxGen would market a bivalent gp120 vaccine.

4.      Development of adjuvants for use in subunit and combination vaccines.

5. VaxGen will provide PMC with gp120 proteins for purposes of studying the effects of deglyco-sylation of the protein on immunogenicity.

6. PMC will provide DNA of a truncated gp160 to VaxGen. VaxGen will clone and express the DNA in CHO cells. The purpose is to determine the production levels of the protein, as well as to bypass the current PMC process of heat inactivation of vaccinia virus.